User Agreement

THE FOLLOWING DESCRIBES THE TERMS ON WHICH EBAY OFFERS YOU ACCESS TO OUR SERVICES.

Welcome to the user agreement (the "Agreement" or "User Agreement") for eBay Inc. If you reside outside of the United States, the party you are contracting with is eBay International AG. This Agreement describes the terms and conditions applicable to your use of our services available under the domain and sub-domains of www.ebay.com (the "Site") (including half.ebay.com, stores.ebay.com) and the general principles for the websites of our subsidiaries and international affiliates. If you do not agree to be bound by the terms and conditions of this Agreement, do not use or access our services.

If you have any questions, please refer to our User Agreement Frequently Asked Questions or our User Agreement Revision Frequently Asked Questions.

You must read, agree with and accept all of the terms and conditions contained in this User Agreement and the Privacy Policy, which include those terms and conditions expressly set out below and those incorporated by reference, before you may become a member of eBay. We strongly recommend that, as you read this User Agreement, you also access and read the information contained in the other pages and websites referred to in this document, as they may contain further terms and conditions that apply to you as an eBay user. Please note: underlined words and phrases are links to these pages and websites. By accepting this User Agreement, you also agree that your use of other eBay websites will be governed by the User Agreement and Privacy Policy posted on those websites.

We may amend this Agreement at any time by posting the amended terms on the Site. Except as stated below, all amended terms shall automatically be effective 30 days after they are initially posted on the Site. In addition, we will notify you in accordance with your Notification Preferences. This Agreement may not be otherwise amended except in a writing signed by you and eBay Inc. This Agreement is effective upon acceptance in registration for new registering users, and is otherwise effective on May 25th, 2003 for all users. The previous amendment to this Agreement was effective for all users on April 19th, 2002.

1. Membership Eligibility.

Our services are available only to, and may only be used by individuals who can form legally binding contracts under applicable law. Without limiting the foregoing, our services are not available to children (persons under the age of 18) or to temporarily or indefinitely suspended eBay members. If you are a under the age of 18, you can use this service only in conjunction with, and under the supervision of your parents or guardians. If you do not qualify, please do not use our Site. Further, your eBay account (including feedback) and User ID may not be transferred or sold to another party. If you are registering as a business entity, you represent that you have the authority to bind the entity to this Agreement.

2. Fees and Services.

Joining and bidding on items at eBay is free. We do charge fees for listing items for sale through our Site and when you list an item you have an opportunity to review and accept the fees that you will be charged. Our Fees and Credits Policy is available and is incorporated into this Agreement by reference. We may change our Fees and Credits Policy and the fees for our services from time to time. Our changes to the policy are effective after we provide you with at least fourteen (14) days' notice of the changes by posting the changes on the Site. However, we may choose to temporarily change our Fees and Credits Policy and the fees for our services for promotional events (for example, free listing days) and such changes are effective when we post the temporary promotional event on the Site.. We may in our sole discretion change some or all of our services at any time. In the event we introduce a new service, the fees for that service are effective at the launch of the service. Unless otherwise stated, all fees are quoted in U.S. Dollars. You are responsible for paying all fees associated with using our service and the Site and all applicable taxes.

3. eBay is a Venue.

3.1 eBay is not an Auctioneer. Although we are commonly referred to as an online auction web site, it is important to realize that we are not a traditional "auctioneer." Instead, the Site acts as a venue to allow anyone to offer, sell, and buy just about anything, at anytime, from anywhere, in a variety of pricing formats, including a fixed price format and an auction-style format commonly referred to as "online auctions" or "auctions." We are not involved in the actual transaction between buyers and sellers. As a result, we have no control over the quality, safety or legality of the items advertised, the truth or accuracy of the listings, the ability of sellers to sell items or the ability of buyers to pay for items. We cannot ensure that a buyer or seller will actually complete a transaction. Consequently, we do not transfer legal ownership of items from the seller to the buyer, and nothing in this agreement shall modify the governing provisions of Ca. Com. Code Section  2401(2) and Uniform Com. Code Section 2-401(2), under which legal ownership of an item is transferred upon physical delivery of the item to the buyer by the seller.

3.2 Fixed Price Marketplace. We also offer you the availability to purchase items at a fixed price from a service on an area of the Site called Half.com by eBay. This area is a venue that allows users to find and purchase items from other users at a fixed price. Specific terms and conditions apply to your use of the Half.com area that you can read by going to http://half.ebay.com/help/index.cfm?helpsection=halfpolicy

3.3 Identity Verification. We use many techniques to verify the accuracy of the information our users provide us when they register on the Site. However, because user verification on the Internet is difficult, eBay cannot and does not confirm each user's purported identity. Thus, we have established a user-initiated feedback system to help you evaluate with whom you are dealing. We also encourage you to communicate directly with potential trading partners through the tools available on the Site. You may also wish to consider using a third party escrow service or services that provide additional user verification. See our Buying and Selling Tools page.

3.4 Release. Because we are a venue, in the event that you have a dispute with one or more users, you release eBay (and our officers, directors, agents, subsidiaries, joint ventures and employees) from claims, demands and damages (actual and consequential) of every kind and nature, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way connected with such disputes. If you are a California resident, you waive California Civil Code Section 1542, which says: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

3.5 Information Control. We do not control the information provided by other users that is made available through our system. You may find other user's information to be offensive, harmful, inaccurate, or deceptive. Please use caution, common sense, and practice safe trading when using the Site. Please note that there are also risks of dealing with underage persons or people acting under false pretense. Additionally, there may also be risks dealing with international trade and foreign nationals. By using this Site, you agree to accept such risks and eBay is not responsible for the acts or omissions of users on the Site.

4. Bidding and Buying.

As a buyer, you are obligated to complete the transaction with the seller:

  if you purchase an item through one of our fixed price formats; or

  if you are the highest bidder at the end of an auction (meeting the applicable minimum bid or reserve requirements) and your bid is accepted by the seller, unless the item is listed in a category under the Non-Binding Bid Policy or the transaction is prohibited by law or by this Agreement.

By bidding on an item you agree to be bound by the conditions of sale included in the item's description so long as those conditions of sale are not in violation of this Agreement or unlawful. Unless you and the seller agree otherwise, you will become the item's lawful owner upon physical receipt of the item from the seller, in accordance with Ca. Com. Code Section 2401(2) and Uniform Com. Code Section 2-401(2). Bids are not retractable except in exceptional circumstances, such as: when the seller materially changes the item's description after you bid; a clear typographical error is made; you cannot authenticate the seller's identity; or when the seller does not confirm your purchase in the Half.com area of our services. If you choose to bid on mature audience items or items that are restricted to adult use, you are certifying that you have the legal right to purchase such items.

5. Listing and Selling.

5.1 Listing Description. You must be legally able to sell the item(s) you list for sale on the Site. You must describe your item and all terms of sale on the listing page of the Site. Your listings may only include text descriptions, graphics, pictures and other content relevant to the sale of that item. All listed items must be listed in an appropriate category. All items in multiple item listings must be identical.

5.2 Binding Bids. Except for items listed in a category under the Non-binding Bid Policy, if you receive at least one bid at or above your stated minimum price (or in the case of reserve auctions, at or above the reserve price), you are obligated as the seller to complete the transaction with the highest bidder upon the auction's completion, unless there is an exceptional circumstance, such as: (a) the buyer fails to meet the terms of your listing (such as payment method), or (b) you cannot authenticate the buyer's identity.

5.3 Fraud. Without limiting any other remedies, eBay may suspend or terminate your account if we suspect that you (by conviction, settlement, insurance or escrow investigation, or otherwise) have engaged in fraudulent activity in connection with the Site.

5.4 VeRO Program. eBay's Verified Rights Owner (VeRO) program works to ensure that listed items do not infringe upon the copyright, trademark or other rights of third parties. VeRO program participants and other rights owners can report listings offering infringing items, and request that such items be removed. VeRO program participants and other rights owners may have limited access to some of your personal information as described in the Privacy Policy at (http://pages.ebay.com/help/policies/privacy-policy.html).

5.5 Manipulation. Neither you, bidders nor sellers may manipulate the price of any item nor may you interfere with other user's listings or transactions.

6. Your Information.

6.1 Definition. "Your Information" is defined as any information you provide to us or other users in the registration, bidding or listing process, in any public message area (including the Cafe or the feedback area) or through any email feature. You are solely responsible for Your Information, and we act as a passive conduit for your online distribution and publication of Your Information.

6.2 Restricted Activities. Your Information (or any items listed) and your activities on the Site shall not: (a) be false, inaccurate or misleading; (b) be fraudulent or involve the sale of counterfeit or stolen items; (c) infringe any third party's copyright, patent, trademark, trade secret or other proprietary rights or rights of publicity or privacy; (d) violate any law, statute, ordinance or regulation (including, but not limited to, those governing export control, consumer protection, unfair competition, antidiscrimination or false advertising); (e) be defamatory, trade libelous, unlawfully threatening or unlawfully harassing; (f) be obscene or contain child pornography or, if otherwise adult in nature or harmful to minors, shall be posted only in the Mature Audiences section and shall be distributed only to people legally permitted to receive such content; (g) contain any viruses, Trojan horses, worms, time bombs, cancelbots, easter eggs or other computer programming routines that may damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information; (h) create liability for us or cause us to lose (in whole or in part) the services of our ISPs or other suppliers; and (i) link directly or indirectly to or include descriptions of goods or services that: (aa) are prohibited under this Agreement; (bb) are identical to other items you have up for auction but are priced lower than your item's reserve or minimum bid amount; (cc) are concurrently listed for sale on a web site other than eBay's (this does not prevent linking to or advertising an eBay item from another web site); or (dd) you do not have a right to link to or include. Furthermore, you may not list any item on the Site (or consummate any transaction that was initiated using our service) that, by paying to us the listing fee or the final value fee, could cause us to violate any applicable law, statute, ordinance or regulation, or that violates our current Prohibited, Questionable and Infringing Items.

6.3 License. Solely to enable eBay to use the information you supply us with, so that we are not violating any rights you might have in that information, you agree to grant us a non-exclusive, worldwide, perpetual, irrevocable, royalty-free, sublicensable (through multiple tiers) right to exercise the copyright, publicity, and database rights (but no other rights) you have in Your Information, in any media now known or not currently known, with respect to Your Information. eBay will only use Your Information in accordance with our Privacy Policy.

7. Access and Interference.

The Site contains robot exclusion headers. Much of the information on the Site is updated on a real time basis and is proprietary or is licensed to eBay by our users or third parties. You agree that you will not use any robot, spider, scraper or other automated means to access the Site for any purpose without our express written permission. Additionally, you agree that you will not: (i) take any action that imposes, or may impose in our sole discretion an unreasonable or disproportionately large load on our infrastructure; (ii) copy, reproduce, modify, create derivative works from, distribute or publicly display any content (except for Your Information) from the Site without the prior expressed written permission of eBay and the appropriate third party, as applicable; (iii) interfere or attempt to interfere with the proper working of the Site or any activities conducted on the Site; or (iv) bypass our robot exclusion headers or other measures we may use to prevent or restrict access to the Site.

8. Feedback.

8.1 Integrity. You may not take any actions that may undermine the integrity of the feedback system. We may limit the number of bids and listings you may place on the Site based upon the level of your feedback. If you earn a net feedback rating of -4 (minus four), your membership may be suspended, and you may be unable to list or bid.

8.2 Export. You acknowledge that your feedback consists of comments left by other users and a composite feedback number compiled by eBay, and that the composite number without the comments does not convey your full user profile. Because feedback ratings are not designed for any purpose other than for facilitating trading between eBay users, you agree that you shall not market or export your eBay feedback rating in any venue other than an eBay operated website.

8.3 Import. We do not provide you the technical ability to import feedback from other (non-eBay operated) websites to eBay because a composite number, without the corresponding feedback does not reflect your true online reputation within our community.

9. Breach.

Without limiting other remedies, we may limit your activity, immediately remove your bids or item listings, warn our community of your actions, issue a warning, temporarily suspend, indefinitely suspend or terminate your membership and refuse to provide our services to you if: (a) you breach this Agreement or the documents it incorporates by reference; (b) we are unable to verify or authenticate any information you provide to us; or (c) we believe that your actions may cause financial loss or legal liability for you, our users or us.

10. Privacy.

We do not sell or rent your personal information to third parties for their marketing purposes without your explicit consent and we only use your information as described in the Privacy Policy. We view protection of users' privacy as a very important community principle. We understand clearly that you and your information is one of our most important assets. We store and process your information on computers located in the United States that are protected by physical as well as technological security devices. We use third parties to verify and certify our privacy principles. Our current Privacy Policy is available at http://pages.ebay.com/help/policies/privacy-policy.html. If you object to your Information being transferred or used in this way please do not use our services.

11. No Warranty.

WE, OUR SUBSIDIARIES, OFFICERS, DIRECTORS, EMPLOYEES AND OUR SUPPLIERS PROVIDE OUR WEB SITE AND SERVICES "AS IS" AND WITHOUT ANY WARRANTY OR CONDITION, EXPRESS, IMPLIED OR STATUTORY. WE, OUR SUBSIDIARIES, OFFICERS, DIRECTORS, EMPLOYEES AND OUR SUPPLIERS SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. Some states do not allow the disclaimer of implied warranties, so the foregoing disclaimer may not apply to you. This warranty gives you specific legal rights and you may also have other legal rights that vary from state to state.

12. Liability Limit.

IN NO EVENT SHALL WE, OUR SUBSIDIARIES, OFFICERS, DIRECTORS, EMPLOYEES OR OUR SUPPLIERS BE LIABLE FOR LOST PROFITS OR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH OUR SITE, OUR SERVICES OR THIS AGREEMENT (HOWEVER ARISING, INCLUDING NEGLIGENCE).

OUR LIABILITY, AND THE LIABILITY OF OUR SUBSIDIARIES, OFFICERS, DIRECTORS, EMPLOYEES, AND SUPPLIERS, TO YOU OR ANY THIRD PARTIES IN ANY CIRCUMSTANCE IS LIMITED TO THE GREATER OF (A) THE AMOUNT OF FEES YOU PAY TO US IN THE 12 MONTHS PRIOR TO THE ACTION GIVING RISE TO LIABILITY, AND (B) $100. Some States do not allow the exclusion or limitation of incidental or consequential damages, so the above limitation or exclusion may not apply to you.

13. Indemnity.

You agree to indemnify and hold us and (as applicable) our parent, subsidiaries, affiliates, officers, directors, agents, and employees, harmless from any claim or demand, including reasonable attorneys' fees, made by any third party due to or arising out of your breach of this Agreement or the documents it incorporates by reference, or your violation of any law or the rights of a third party.

14. Legal Compliance.

You shall comply with all applicable domestic and international laws, statutes, ordinances and regulations regarding your use of our service and your bidding on, listing, purchase, solicitation of offers to purchase, and sale of items.

15. No Agency.

You and eBay are independent contractors, and no agency, partnership, joint venture, employee-employer or franchiser-franchisee relationship is intended or created by this Agreement.

16. Notices.

Except as explicitly stated otherwise, any notices shall be given by postal mail to eBay Attn: Legal Department 2145 Hamilton Ave., San Jose, CA 95125 (in the case of eBay) or to the email address you provide to eBay during the registration process (in your case). Notice shall be deemed given 24 hours after email is sent, unless the sending party is notified that the email address is invalid. Alternatively, we may give you notice by certified mail, postage prepaid and return receipt requested, to the address provided to eBay during the registration process. In such case, notice shall be deemed given 3 days after the date of mailing.

17. Resolution of Disputes. In the event a dispute arises between you and eBay, our goal is to provide you with a neutral and cost effective means of resolving the dispute quickly. Accordingly, you and eBay agree that any claim or controversy at law or equity that arises out of this Agreement or our services ("Claims") shall be resolved in accordance with one of the subsections below or as otherwise mutually agreed upon in writing by the parties. Before resorting to these alternatives, we strongly encourage you to first contact us directly to seek a resolution and we will consider reasonable requests to resolve the dispute through alternative dispute resolution procedures, such as mediation, as an alternative to litigation.

17.1 Binding Arbitration. For any Claim (excluding Claims for injunctive or other equitable relief) where the total amount of the award sought is less than $10,000, you or eBay may elect to resolve the dispute through binding arbitration conducted by telephone, on-line and/or based solely upon written submissions where no in-person appearance is required. In such cases, the arbitration shall be administered by the American Arbitration Association or JAMS in accordance with their applicable rules, or any other established ADR provider mutually agreed upon by the parties. Any judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

17.2 Court. Alternatively, any Claim may be adjudicated by a court of competent jurisdiction located in Santa Clara County, California or where the defendant is located (in our case San Jose, California, and in your case your home address or principal place of business). You and eBay agree to submit to the personal jurisdiction of the courts located within the county of Santa Clara, California.

17.3 Alternative Dispute Resolution. Alternatively, eBay will consider use of other alternative forms of dispute resolution, such as binding arbitration to be held in Santa Clara County, California or another location mutually agreed upon by the parties.

All Claims (excluding requests for injunctive or equitable relief) between the parties must be resolved using the dispute resolution mechanism that is selected in accordance with this Section by the first party to file a Claim. Should either party file an action contrary to this Section 17, the other party may recover attorneys' fees and costs up to $1000, provided that the party seeking the award has notified the other party in writing of the improperly filed Claim, and the other party has failed to withdraw the Claim.

18. Additional Terms.

The following policies are incorporated into this Agreement by reference and provide additional terms and conditions related to specific services offered on the Site: Privacy Policy: http://pages.ebay.com/help/policies/privacy-policy.html, Outage Policy: http://pages.ebay.com/help/policies/everyone-outage.html, Board Usage Policy: http://pages.ebay.com/help/policies/everyone-boards.html, Non-Binding Bid Policy: http://pages.ebay.com/help/policies/non-binding-bid.html, Listing Policy: http://pages.ebay.com/help/policies/listing-ov.html, Half.com Policy: http://www.half.com/help/index.cfm?helpsection=halfpolicy, Investigations Policy: http://pages.ebay.com/help/community/investigates.html,Prohibited, Questionable & Infringing Item Policy: http://pages.ebay.com/help/policies/items-ov.html,Real Estate Policy: http://pages.ebay.com/help/community/re_agreement.html, and the Unpaid Item Policy: http://pages.ebay.com/help/policies/unpaid-item.html.

Each of these policies may be changed from time to time and are effective immediately after we post the changes on the Site, except for the Privacy Policy for which we will provide you with thirty days prior notice. In addition, when using particular services on the Site, you agree that you are subject to any posted policies or rules applicable to services you use through the Site, which may be posted from time to time. All such posted policies or rules are hereby incorporated by reference into this Agreement.

19. General.

This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements entered into and to be performed entirely within California between California residents. We do not guarantee continuous, uninterrupted or secure access to our services, and operation of the Site may be interfered with by numerous factors outside of our control. If any provision of this Agreement is held to be invalid or unenforceable, such provision shall be struck and the remaining provisions shall be enforced. You agree that this Agreement and all incorporated agreements may be automatically assigned by eBay in accordance with Section 16 "Notices", in our sole discretion, Headings are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section. Our failure to act with respect to a breach by you or others does not waive our right to act with respect to subsequent or similar breaches. This Agreement sets forth the entire understanding and agreement between us with respect to the subject matter hereof. Sections 2 (Fees and Services) with respect to fees owed for our services, 3.4 (Release), 6.3 (License), 7 (Access and Interference), 12 (Liability Limit), 13 (Indemnity) and 17 (Resolution of Disputes) shall survive any termination or expiration of this Agreement.

20. Disclosures.

The services hereunder are offered by eBay Inc., located at 2145 Hamilton Ave., San Jose, CA 95125. If you are a California resident, you may have this same information emailed to you by sending a letter to the foregoing address with your email address and a request for this information. If you reside outside of the United States, the services are offered by eBay International AG, located at Bubenberg Platz 5, Ch-3001, Bern, Switzerland. Fees for our services are described at http://pages.ebay.com/help/sell/fees.html.

Commercially available parental control protections (such as computer hardware, software, or filtering services) are commercially available that may assist you in limiting access to material that is harmful to minors. If you are interested in learning more about these protections, information is available at http://www.safetysurf.com/ or other analogous sites providing information on such protections. The preceding link is provided for information purposes only, and is not intended as an endorsement of SafetySurf.com's Internet site, services, or policies. eBay is not affiliated with SafetySurf.com.

Disputes between you and eBay regarding our services may be reported to Customer Support by going to http://pages.ebay.com/help/new/customer-support.html. We encourage you to report all user-to-user disputes to your local law enforcement, postmaster general, or a certified mediation or arbitration entity.

Additionally, you may report complaints to the Complaint Assistance Unit of the Division of Consumer Services of the Department of Consumer Affairs may be contacted in writing at 400 R Street, Sacramento, CA 95814, or by telephone at (800) 952-5210.